UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 01/19/2006

CONSTAR INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-16496

DE	13-1889304
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Crown Way, Philadelphia, PA 19154-4599

(Address of Principal Executive Offices, Including Zip Code)

215.552.3700

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 19, 2006, the Compensation Committee of the Company’s Board of Directors approved bonus targets for 2006 awards under the Company’s Annual Incentive and Management Stock Purchase Plan (the “MSPP”). Under the terms of the MSPP, bonuses are paid 50% upon award and the remaining 50% is deferred for one year at 5% interest, compounded daily. The deferred portion is matched with a number of restricted stock units (the “Restricted Stock Units”) equal to the amount of the deferred portion divided by the fair market value of the Company’s common stock on the date such bonus would otherwise be paid. Provided the executive officer remains employed by us, these Restricted Stock Units will vest in full in three years. If the executive officer’s employment with the Company is terminated due to death or disability, or upon a change in control of the Company, the Restricted Stock Units will immediately vest. If the executive officer’s employment with the Company is terminated due to retirement or without cause, then the Restricted Stock Units will vest on a pro-rata basis.

Bonus amounts for 2006 will be dependent upon the achievement of certain adjusted EBITDA and cash flow targets, individual performance and unit performance in the case of certain executives. Set forth in the table below is the bonus target for each Named Executive Officer as a percentage of base salary and a breakdown of the various components that will comprise the executive’s 2006 award, if any:

Executive Officer	2006 Base Salary	Target Bonus Percentage	Company Performance	Individual Performance	Unit Performance
Michael Hoffman	$438,500.00	100%	85%	15%	N/A
James Bolton	$233,400.00	50%	70%	30%	N/A
David Waksman	$250,370.00	40%	60%	40%	N/A
Frank Gregory	£113,423.00	50%	40%	10%	50%
Jerry Hatfield	$181,500.00	50%	60%	10%	30%

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTAR INTERNATIONAL INC.

Date: January 25, 2006	By:	/s/ Michael J. Hoffman
Michael J. Hoffman President and Chief Executive Officer